As filed with the Securities and Exchange Commission on January 20, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ModusLink Global Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2921333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1100 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1995 Employee Stock Purchase Plan

(Full Title of the Plan)

Peter L. Gray, Esq.

Executive Vice President, General Counsel and Secretary

ModusLink Global Solutions, Inc.

1100 Winter Street

Waltham, Massachusetts 02451

(Name and Address of Agent for Service)

(781) 663-5001

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

425 Boylston Street, Third Floor

Boston, Massachusetts 02116

(617) 399-6931

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	300,000 shares	$10.09(1)	$3,027,000.00(1)	$215.83

(1)	Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on January 12, 2010 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933.

Statement of Incorporation by Reference:

In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates herein by reference the contents of the Registration Statement on Form S-8 (File No. 333-75598) filed by the Registrant on December 20, 2001, relating to the Registrant’s Amended and Restated 1995 Employee Stock Purchase Plan (the “Plan”), except as to the items set forth below. This Registration Statement provides for the registration of an additional 300,000 shares of common stock of the Registrant under the Plan.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant except to the extent approved by a court. Article NINTH of the Registrant’s Restated Certificate of Incorporation and Article VII of the Registrant’s Second Amended and Restated By-laws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving at the written request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in each of Article NINTH and Article VII is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors, and administrators of such persons. Article VII also provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, trustee, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against and incurred by such person in any such capacity.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant’s Restated Certificate of Incorporation eliminates a director’s personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Registrant or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, self-dealing, or the unlawful payment of dividends or repurchase of stock.

The Registrant maintains an insurance policy on behalf of itself and certain of its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities which may arise as a result of the actions of the directors and officers.

The Registrant has entered into agreements with all of its directors and officers affirming the Registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 8.	Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts on January 20, 2010.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ JOSEPH C. LAWLER
Joseph C. Lawler
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ModusLink Global Solutions, Inc., hereby severally constitute Joseph C. Lawler, Steven G. Crane and Peter L. Gray, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable ModusLink Global Solutions, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 20, 2010.

Signature	Title

/S/ JOSEPH C. LAWLER Joseph C. Lawler	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/S/ STEVEN G. CRANE Steven G. Crane	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ FRANCIS J. JULES Francis J. Jules	Director

/S/ ANTHONY J. BAY Anthony J. Bay	Director

/S/ VIRGINIA G. BREEN Virginia G. Breen	Director

/S/ THOMAS H. JOHNSON Thomas H. Johnson	Director

/S/ EDWARD E. LUCENTE Edward E. Lucente	Director

/S/ MICHAEL J. MARDY Michael J. Mardy	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of the Registrant is incorporated herein by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K dated September 26, 2008 (File No. 000-23262).

4.2	Second Amended and Restated By-Laws of the Registrant is incorporated herein by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K dated September 26, 2008 (File No. 000-23262).

4.3	Specimen stock certificate representing the Registrant’s Common Stock is incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2008 (File No. 000-23262).

5	Opinion of BRL Law Group LLC.

23.1	Consent of BRL Law Group LLC (included in Exhibit 5).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

99.1	Amended and Restated 1995 Employee Stock Purchase Plan, as amended by Amendment No. 1 and Amendment No. 2 thereto, is incorporated herein by reference to Appendix II to the Registrant’s Definitive Schedule 14A filed November 16, 2001 (File No. 000-23262).

99.2	Amendment No. 3 to Amended and Restated 1995 Employee Stock Purchase Plan is incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006 (File No. 000-23262).

99.3	Amendment No. 4 to Amended and Restated 1995 Employee Stock Purchase Plan is incorporated herein by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2008 (File No. 000-23262).

99.4	Amendment No. 5 to Amended and Restated 1995 Employee Stock Purchase Plan is incorporated herein by reference to Appendix I to the Registrant’s Definitive Schedule 14A filed October 23, 2009 (File No. 000-23262).